SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)*


                                CorVu Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   221011 10 9
             -------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)
         [ ]  Rule 13d-1(c)
         [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                                Page 1 of 4 Pages

                                  SCHEDULE 13G

----------------------------                            ------------------------
CUSIP NO. 221011 10 9                                          PAGE 2 OF 4 PAGES
----------------------------                            ------------------------

--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Ismail Kurdi
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            U.K.
--------------------------------------------------------------------------------
                          5         SOLE VOTING POWER

                                    1,684,492  (includes  55,000 shares that may
                                    be  purchased  upon  exercise  of  currently
                                    exercisable options).
       NUMBER OF          --------- --------------------------------------------
        SHARES            6         SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                     0
         EACH             --------- --------------------------------------------
       REPORTING          7         SOLE DISPOSITIVE POWER
        PERSON
         WITH                       1,684,492  (includes  55,000 shares that may
                                    be  purchased  upon  exercise  of  currently
                                    exercisable options).
                          --------- --------------------------------------------
                          8         SHARED DISPOSITIVE POWER

                                    0
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,684,492 (includes 55,000 shares that may be purchased upon exercise of currently exercisable options).
--------------------------------------------------------------------------------
10          CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (SEE INSTRUCTIONS)                                               [ ]

--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            7.1
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
--------------------------------------------------------------------------------

Answer every item. If an item is inapplicable or the answer is in the negative, so state.

ITEM 1(a)         NAME OF ISSUER:

                  CorVu Corporation

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  3400 West 66th Street
                  Edina, MN  55435

ITEM 2(a)         NAME OF PERSON FILING:

                  See Cover Page Item 1

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  3400 West 66th Street
                  Edina, MN  55435

ITEM 2(c)         CITIZENSHIP:

                  See Cover Page Item 4

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e)         CUSIP NO.:

                  See Cover Page

ITEM 3            STATEMENT FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c):

                  Not applicable

ITEM 4            OWNERSHIP

                  See Cover Page Items 5 through 11

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].



                                Page 3 of 4 Pages

ITEM 6          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                COMPANY:

                Not applicable

ITEM 8          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                Not applicable

ITEM 9          NOTICE OF DISSOLUTION OF GROUP:

                Not applicable

ITEM 10         CERTIFICATIONS:

                Not applicable


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct as of December 31, 2003.


Date:  February 10, 2004


                                                     /s/ Ismail Kurdi
                                                     ----------------------
                                                     Ismail Kurdi





                                Page 4 of 4 Pages